LICENSING AGREEMENT
                            ___________________

             Between APACHE Medical Systems, Inc. ("APACHE") and
             ___________________________________________________

                        Cerner Corporation ("Cerner")
                        ____________________________

Whereas APACHE has developed, acquired, and maintains updates for certain mathematical equations, databases, computer software programs and computer systems for use by hospitals in managing certain areas of the hospital or monitoring the usage and performance of such areas, or both; and whereas Cerner is a vendor of hospital information systems. Whereas Cerner wishes to acquire a license to use APACHE proprietary equations in certain Cerner Systems for the purpose of sublicensing to existing or future clients and whereas APACHE wishes Cerner to sublicense an implementation of these equations. Therefore, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.   Definitions.
     ___________

     Certain terms used in this Agreement are defined as set forth below; other terms are defined in the body of this Agreement (including Exhibits). All references to "Exhibits" are references to Exhibits to this Agreement. All references to "this Agreement" shall include all schedules, addenda and exhibits to this Agreement which are referenced herein or in the attached Exhibits.

     "APACHE Acute Care Module(s)" shall mean the computer software object code in machine-readable form developed and owned by APACHE that implements the Licensed Equations and which provides a programmatic interface for Cerner Supporting Software.

     "APACHE Database" shall mean the database owned by APACHE, or to which APACHE has rights, and constructed from a variety of data and including Raw Data and Resulting Data and used by APACHE to create and refine the Licensed Equations from time to time and for other purposes.

     "Cerner Application Program" shall mean any Cerner
Information System with which the APACHE Acute Care Module is bundled as a sales unit or as an add-on product.

     "Cerner Database" shall mean the database owned by Cerner, or to which Cerner has rights, and constructed from a variety of data including Raw Data and Resulting Data.

     "Cerner Information System" shall mean a Cerner hospital software or information system product family, such as PathNet.

     "Cerner Supporting Software" shall mean the software that is developed and owned by Cerner and designed to interact with the APACHE Acute Care Module programmatic interface. Supporting Software is designed to provide Raw Data inputs to and accept Resulting Data outputs from the APACHE Acute Care Module.

     "Demonstration License" shall have the meaning ascribed to it in Section 2(c).

     "Distribution License" shall have the meaning ascribed to it in Section 2(a).

     "Installation Fee" shall mean the fee received by Cerner from the Sublicensee for installation services under a Sublicense.

     "Licensed Equations" shall mean the mathematical expression proprietary to and/or developed by or for APACHE and used to create severity representative scores for certain groups of patients in a certain disease category and to relate those scores through functional coefficients to a normative database in order to create expected values for certain measures of outcomes including length of stay and mortality. These are known as the APACHE UB92+ or "Acute Care" equations. These Licensed Equations are represented as (i) a list of variables to gather, (ii) the conditions which determine the particular variable results to gather, (iii) a weighting system to apply to the variable results, (iv) tables of coefficients relating calculated scores to the APACHE Database and (v) the algebraic transformations of the above into Resulting Data.

     "Licenses" shall refer collectively to the Distribution
License, the Loaner License and the Demonstration  License.

     "Loaner License" shall have the meaning ascribed to it in
Section 2(b).

     "Nontraditional Sublicensee" shall mean any Sublicensee other than a Traditional Hospital Sublicensee.

     "Operating Platforms" shall mean the hardware and software configurations on which APACHE certifies the APACHE
Acute Care Module will operate.  A list of  Operating
Platforms used for Cerner Application Programs is attached as Exhibit E, which Exhibit may be amended from time to time.

     "Raw Data" shall mean the minimal data set required to calculate Resulting Data from the Licensed Equations. The Raw Data includes certain laboratory results, patient demographics, clinical diagnoses and standard billing data (like that of UB 92 data) charges for a certain adult inpatient in certain disease categories. Raw Data shall also mean any additional data necessary to calculate Resulting Data from revisions or enhancements to the Licensed Equations or to aid in APACHE's development efforts. Such additional data will be described in Exhibits that will be added to the Agreement upon the Agreement of both parties.

     "Resulting Data" shall mean the numbers output from the processing of the Raw Data through the APACHE Acute Care Module. The Resulting Data consists of a severity score and expected values for certain measures of outcome for certain groups of patients, including length of stay and mortality.

     "Software Specifications" shall mean the programmatic interface conventions developed jointly by APACHE and Cerner to enable the implementation of the APACHE Acute Care Module with Cerner Supporting Software.

     "Sublicense" shall mean the non-exclusive, non-transferable license Cerner grants to a Sublicensee to use the APACHE Acute Care Module in connection with an Application
Program.

     "Sublicensee" shall mean the third party to whom Cerner grants a Sublicense to use the APACHE Acute Care Module.

     "Sublicense Fee" shall mean the fee received by Cerner from the Sublicensee for the purchase of a Sublicense.

     "Support Fee" shall mean the fee received by Cerner from the Sublicensee as a recurring payment for support and update services under the Sublicense agreement.

     "Traditional Hospital Sublicensee" means an entity contracted by Cerner according to Cerner's traditional A through F pricing schedule, the particular A - F category in general reflecting number of beds.

2.   Grant of Licenses; Limitations.
     ______________________________

    (a) APACHE grants to Cerner a non-exclusive, non-transferable Distribution License to Sublicense the APACHE Acute Care Module for use in connection with an Application Program. Cerner may not Sublicense the APACHE Acute Care Module apart from the Application Programs or as the sole component of a Cerner product or service. Cerner agrees to notify APACHE in advance in writing as to which specific Cerner Information Systems are proposed as Application Program(s). While it is in the best interests of both parties to have a broad range of Application Programs, APACHE reserves the right to comment on the clinical appropriateness of any Cerner Information System proposed as an Application Program. In extreme cases, where providing a Cerner Information System as an Application Program would negatively impact the APACHE methodology or its clinical usefulness, APACHE, in its reasonable judgment, has the ability to cause Cerner to exclude that Cerner Information System from being an Application Program.

    (b) APACHE grants to Cerner a non-exclusive, non-transferable Loaner License for use of the APACHE Acute Care Module in connection with an Application Program on a trial basis to no more than ten (10) (or such a number as is mutually agreed upon by the parties in writing) potential Sublicensees ("Prospects") at any one time. The Loaner License will allow the Prospect to use the APACHE Acute Care Module for up to three months, at which time the Prospect would either purchase a Sublicense or return the APACHE Acute Care Module to Cerner. The purpose of the Loaner License is to provide Prospects with an ability to evaluate the APACHE Acute Care Module, as such, Cerner agrees to notify Prospects that use of the APACHE Acute Care Module under the Loaner License is limited to those uses necessary to test the APACHE Acute Care Module in contemplation of purchasing a Sublicense. This Loaner License shall not apply if Cerner receives any payment from the Prospect for the APACHE Acute Care Module. Before the APACHE Acute Care Module is loaned to a Prospect under the terms of this Loaner License, the Prospect must sign an agreement with Cerner containing the same provisions as the Sublicense agreement discussed in Section 4. The APACHE Acute Care Modules distributed under the terms of this Loaner License shall be called "Loaner Copies".

    (c) APACHE grants to Cerner a non-exclusive, non-transferable Demonstration License for one (1) copy of the APACHE Acute Care Module to be provided to each Cerner Sales Representative and the Cerner Vision Center for use in connection with an Application Program(s). Such copies shall be called "Demonstration Copies". The use of the Demonstration Copies is limited to demonstration use for sales and marketing support.

    (d) Cerner is aware that APACHE has current negotiations underway to deliver the functionality of the APACHE Acute Care Module in APACHE's own implementation to the hospitals and hospital systems listed on Exhibit A. In order to allow APACHE time to complete its negotiations with those hospitals and hospital systems, Cerner agrees not to offer, sell or Sublicense the APACHE Acute Care Module to those hospitals or hospital systems without APACHE's written permission.

    (e) The Licensed Equations and the APACHE Acute Care Module are and shall remain the exclusive property of APACHE. Cerner agrees to use the Licensed Equations and the APACHE Acute Care Module only in accordance with the terms and conditions set forth in this Agreement.

    (f) Cerner shall not, without the prior written consent of APACHE, directly or indirectly, or for a third party, use the Licensed Equations or the APACHE Acute Care Module other than as directly related to the distribution or use of the APACHE Acute Care Module as permitted under this Agreement. Cerner shall not disassemble, decompile, decrypt, extract, reverse engineer or attempt to reverse engineer any Licensed Equations or the APACHE Acute Care Module, nor, to the best of its ability, cause or permit anyone else to do so. Cerner shall not make the APACHE Acute Care Module available for service bureau, time-sharing, rental or similar purposes.

    (g)    The right to modify or enhance the Licensed
Equations or the APACHE Acute Care Module is expressly excluded under this Agreement.

    (h) The Licenses granted in this Agreement include the right to Sublicense, use, distribute and demonstrate the APACHE Acute Care Module in connection with an Application Program in those countries listed on Exhibit C, which Exhibit may be amended by the parties in writing. Permission to Sublicense, use, distribute and demonstrate the APACHE Acute Care Module in other countries must be obtained by written amendment to Exhibit C. APACHE will grant such permission provided that Cerner's Sublicensing, use, distribution and demonstration will not infringe any laws of the United States or of a foreign country and that the laws of the foreign country are sufficiently protective of APACHE's intellectual property rights.

    (i) Cerner shall not copy the APACHE Acute Care Module other than to create the minimum number of copies required to fulfill the purposes of this Agreement.

3.   Data Delivery and Use.
     _____________________

    (a)    For the first year of this Agreement every sixty
(60) days and thereafter each calendar quarter, Cerner shall deliver to APACHE from the Cerner Database, in acceptable electronic format (within the guidelines defined in Exhibit
B), (i) all Raw Data and (ii) all Resulting Data received from the Sublicensees during that preceding period and not previously provided to APACHE. Individual patient names, facility or hospital names and physician names shall not be included. Cerner shall provide patient identification which uniquely identifies a patient within a hospital encounter.

    (b)    As a part of the Sublicense Agreement described in
section 4, Cerner shall obtain from Sublicensee on behalf of APACHE or cause Sublicensees to grant directly to APACHE, subject to protecting the confidentiality of patient, facility or hospital and physician names, a perpetual, world-wide, royalty-free right and license (i) to use, in any manner, the Raw Data and to analyze and incorporate the Raw Data in databases, reports, scores or scoring systems generated therefrom, and (ii) to create and distribute works and derivative works based on the Raw Data. Cerner shall use its reasonable efforts to gather as much of the data contained in a UB92 bill types 111, 121, 117 and 118 as possible from its Sublicensees, and, subject to protecting the confidentiality of patient, facility or hospital and physician names, will provide a copy of the data received to APACHE.

    (c)    As a part of the Sublicense Agreement described in
section 4, Cerner shall obtain from Sublicensee on behalf of APACHE or cause Sublicensee to grant directly to APACHE, subject to protecting the confidentiality of patient, facility or hospital and physician names, a perpetual, world-wide, royalty-free right and license (i) to use, in any manner, the Resulting Data and to analyze and incorporate the Resulting Data in databases, reports, scores or scoring systems generated therefrom, and (ii) to create and distribute works and derivative works based on the Resulting Data.

    (d) Cerner and APACHE agree to the following additional provision regarding use of the Resulting Data. If Cerner chooses to use, publish or otherwise release or distribute Resulting Data or normative standards derived from Resulting Data, such publication or release must be identified only as "APACHE standards" or "APACHE Results".

4.   Sublicense Agreements.
     _____________________

     Any Sublicense granted by Cerner for the APACHE Acute
Care Module must be granted by a written document. Cerner shall deliver to APACHE a copy of its proposed standard
Sublicense agreement for review at least one week prior to Cerner's first distribution or demonstration of the APACHE
Acute Care Module. The Sublicense agreement will contain terms and conditions providing for at least the following:

       (a) restrict use of the Licensed Equations and APACHE Acute Care Module to a non-exclusive license for internal purposes only for use in connection with an Application Program;

       (b) prohibit Sublicensee from disassembling, decompiling, decrypting, extracting, reverse engineering or attempting to reverse engineer the Licensed Equations or APACHE Acute Care Module, nor cause or permit anyone else to do so;

       (c) prohibit Sublicensee from modifying or enhancing any Licensed Equations or APACHE Acute Care Module or preparing any derivative works;

       (d) prohibit assignment, sublicense, transfer or duplication of the APACHE Acute Care Module, with an allowance for up to two (2) archival or back-up copies for each Sublicensee which shall bear APACHE's copyright notice;

       (e) maintain intellectual property rights and ownership as defined in Section 11(a)-(b);

       (f)    prohibit title from passing to the Sublicensee;

       (g) provide to Cerner a copy of all Raw Data and Resulting Data and the right to use that data as described in Section 3;

       (h)    incorporate the notices stated in Section 9;

       (i)    include the following:

             (i) "Confidential Information" shall mean all non-public information provided to or learned by Sublicensee, its agents, staff or employees from APACHE or Cerner in connection with the activities contemplated by this Agreement and any information or documentation regarding the Licensed Equations and the APACHE Acute Care Module, whether in tangible or intangible form, including, without limitation, all computer programs (whether in source or object code), flow charts, algorithms, data, databases, rules, templates, forms, protocols, methodologies, procedures, concepts, techniques and approaches relating to the Licensed Equations and the APACHE Acute Care Module or APACHE or Cerner's prices, fees and payment terms

             (ii)    Confidential Information shall not
      include information already known to Sublicensee at the time of disclosure, as shown by the Sublicensee's records, information which has been publicly disclosed in a lawful manner, or information which is rightfully received from a third party in a lawful manner.

             (iii)    Sublicensee shall hold in strict
      confidence and not disclose APACHE or Cerner's Confidential Information to any third party nor use that Confidential Information except in furtherance of this Sublicense Agreement. Sublicensee shall disclose APACHE or Cerner's Confidential Information only to its employees who need to know such Confidential Information. Sublicensee is responsible for ensuring the compliance of its employees with the foregoing confidentiality obligations. In the event that the FDA or other regulatory body or any court requires information from Sublicensee that might reasonably fall within the above definition of APACHE or Cerner's Confidential Information, Sublicensee shall notify Cerner in writing at least ten (10) days prior to the proposed disclosure and Cerner and APACHE, in consultation with Sublicensee, shall determine the appropriate steps in order to adequately safeguard the Confidential Information, including, without limitation, in the case of a proceeding in a court or other tribunal, obtaining a protective order.

             (iv) Each of the parties, APACHE, Cerner, and Sublicensee, retain ownership of all right, title and interest in its respective Confidential Information.

       (j) make APACHE an express Third Party Beneficiary entitled to enforce all of Cerner's rights against the Sublicensee;

       (k) include the following: NEITHER CERNER NOR APACHE SHALL BE RESPONSIBLE TO SUBLICENSEE FOR ANY LOST PROFITS, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, TO THE EXTENT PERMITTED BY LAW, PUNITIVE OR EXEMPLARY DAMAGES) IN CONNECTION WITH THIS SUBLICENSE EVEN IF THE SUBLICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

       (l)    include the following:

             (a) Sublicensee and its employees and medical staff shall be solely responsible for all decisions involving patient care, utilization management, peer review and use of the APACHE Acute Care Module, License Equations and Resulting Data.

             (b) APACHE shall defend, indemnify and hold Sublicensee and its directors, officers, employees and agents harmless from all losses, damages, costs, and expenses, including without limitation attorneys' fees and court costs, arising from or in connection with use of the APACHE Acute Care Module or License Equations by Sublicensee so long as Sublicensee has used the APACHE Acute Care Module or License Equations in accordance with the terms and conditions of this Agreement, the Documentation and applicable standards of good clinical practice and the sole and proximate cause of the event giving rise to a claim for indemnification is APACHE's negligence in designing the APACHE Acute Care Module or License Equations. APACHE shall conduct such defense, at its expense, with attorneys selected by it, and shall have sole control over the conduct of such defense.

             (c) Sublicensee shall defend, indemnify and hold APACHE and its directors, officers, employees and agents harmless from all losses, damages, costs, and expenses, including without limitation attorneys' fees and court costs, arising from or in connection with (i) the use of the APACHE Acute Care Module, License Equations or Resulting Data or any component thereof by Sublicensee or anyone other than APACHE, (ii) any breach of any representation, warranty or covenant of Sublicensee under this Agreement, or (iii) any disclosure of patient identifiers to APACHE in violation of applicable law or hospital procedures. Sublicensee shall conduct such defense with attorneys selected by it at its expense, and shall have sole control over the conduct of such defense. The indemnity in part (i) shall not apply to the extent that Sublicensee has used the APACHE Acute Care Module or License Equations in accordance with the terms and conditions of this Agreement, the Documentation and applicable standards of good clinical practice and the sole and proximate cause of the event giving rise to a claim for indemnification is APACHE's negligence in designing the APACHE Acute Care Module or License Equations.

             (d)    APACHE shall defend (or in APACHE's
      discretion, settle), indemnify and hold Sublicensee harmless from all losses, damages, costs, and expenses, including without limitation attorney's fees and court costs, arising from or in connection with any third party claim of copyright, patent or trade secret infringement under United States law resulting from Sublicensee's use of the APACHE Acute Care Module or License Equations in accordance with this Agreement. APACHE shall conduct such defense, at its expense, with attorneys selected by it, and shall have sole control over the conduct of such defense and all settlement negotiations. APACHE shall not have any liability under this paragraph (d) if a claim of infringement is based in whole or in part upon (i) the modification of the APACHE Acute Care Module or License Equations or Resulting Data by anyone other than APACHE or (ii) the use of the APACHE Acute Care Module or License Equations, or any portion thereof, (aa) outside the scope of the license granted hereunder; (bb) in combination with other hardware, software or data not furnished by APACHE; (cc) in practicing any infringing process; or (dd) in a manner for which it was not designed or specified by APACHE. If, as a result of a claim of infringement for which Sublicensee is entitled to indemnity hereunder, APACHE is enjoined from using the APACHE Acute Care Module or License Equations, or if APACHE believes that such injunction is likely or that the APACHE Acute Care Module or License Equations are likely to become the subject of a claim of infringement, APACHE may, in its sole discretion and at its expense, procure for Sublicensee the right to continue to use the APACHE Acute Care Module or License Equations, replace or modify the APACHE Acute Care Module or License Equations so as to make it noninfringing, or terminate this Agreement and refund the unamortized portion of the license fees previously paid by Sublicensee for the use of the APACHE Acute Care Module or License Equations. Calculation of the unamortized portion of the license fees shall be based upon three (3) years' straight line depreciation. If the claim of infringement affects only a portion of the APACHE Acute Care Module or License Equations, then APACHE's obligations described in the preceding two sentences shall apply only to the item(s) affected. This paragraph (d) states the entire and exclusive obligation of APACHE to Sublicensee for any claim of infringement relating to the APACHE Acute Care Module or License Equations. The provisions of this paragraph (d) shall survive termination of this Agreement.

             (e) Each party shall promptly notify the other party of any asserted or threatened claims that may be subject to any of the indemnities in this Section, and shall cooperate with the other party in conducting the defense.

5.   Delivery.
     ________

     (a) Cerner and APACHE will jointly determine Software Specifications by March 1, 1995. APACHE will provide a "coding stub" by March 15, 1995 or fifteen (15) days after completion of Software Specifications, whichever is later.
The coding stub will allow Cerner to begin building the Cerner Supporting Software.

     (b) APACHE will deliver the APACHE Acute Care Module certified to operate on the Digital Equipment VAX VMS Operating Platform (the "First APACHE Acute Care Module") not later than May 15, 1995 or sixty (60) days after the Software Specification is determined, whichever is later. Delivery and payment of versions for other Operating Platforms listed on Exhibit E will be determined jointly by Cerner and APACHE.
The timelines in Sections 5(a) and (b) are contingent upon Cerner's provision of the Operating Platform as described in
Section 5(c) in a timely and acceptable manner.

     (c) Cerner will make the Digital Equipment VAX VMS Operating Platforms listed on Exhibit E available to APACHE without charge for development and testing of the APACHE Acute Care Module. Cerner will arrange for APACHE to dial into the Operating Platform to perform the porting work under confidential conditions such that Cerner will not have access to the APACHE Acute Care Module during the porting process.
If dialing in to the Operating Platform is not possible or if the confidentiality arrangements are not acceptable to APACHE then Cerner will supply the Operating Platform. Such platform will include, but is not limited to, a compliler, a debugger, a linker and the necessary hardware and system software to implement the APACHE Acute Care Modules. Cerner will also provide responsive support for the hardware and system software provided by Cerner. Cerner will provide access to the additional Operating Platforms listed on Exhibit E as the delivery time and payment, if any, is decided between the parties.

6.   Royalty Payment; Taxes.
     ______________________

     (a) Cerner will make an initial royalty payment of $250,000 as prepaid royalties to APACHE toward Sublicenses by Cerner. This payment is due upon execution of this Agreement. Any unearned royalties will be refunded by APACHE to Cerner one year from Cerner's license of the First APACHE Acute Care Module to a Sublicensee. If the APACHE Acute Care Module is not delivered to Cerner ninety (90) days from the deadline in
Section 5 and APACHE is unable to return the initial royalty payment, then, at Cerner's option, the repayment may be converted to common equity at the price of the most recent sale of preferred stock.

     (b) Cerner will pay APACHE a royalty payment for each Sublicense according to the following schedules:

           (i) for a Traditional Hospital Sublicense the royalty payment will be paid at the following rate, matching the Cerner standard pricing category in use for that
  Sublicensee:

            A level -- less than 150 beds  =  $6,670
            B level -- 150 to 299 beds     =  $11,120
            C level -- 300 to 399 beds     =  $15,560
            D level -- 400 to 599 beds     =  $20,000
            E level -- 600 to 799 beds     =  $24,450
            F level -- 800 to 1099 beds    =  $28,890.

           (ii)    the royalty payment for a Nontraditional
  Sublicense will be fifty percent (50%) of the Sublicense Fee received by Cerner. Such Sublicense Fee shall be reasonable.

     (c) Cerner will pay to APACHE twenty-five percent (25%) of the amounts received by Cerner as Support Fees under a Sublicense. The first Maintenance Fee would be due to APACHE when Cerner receives its first Support Fee from Sublicensee and will be prorated for the remainder of the calendar year. Maintenance Fees will be due annually at the first of the year thereafter.

     (d) Royalty Payments are payable within thirty (30) days from the last day of each calendar quarter. The quarterly Royalty Payment shall be based on the number of Sublicensees who execute Sublicense Agreements with Cerner during the preceding quarter.

     (e)    No amounts will be due with respect to
Installation Fees received by Cerner from the Sublicensee.

     (f)    If Cerner markets a product that includes
Resulting Data, as aggregated by Cerner, then Cerner will negotiate and pay to APACHE a fee recognizing the amount of APACHE's contribution. Such fee will be mutually agreed to by the parties.

     (g)    If the Sublicensee does not accept the
Applications Program, the Royalty Payment for that site will be credited toward the next Royalty Payment due to APACHE.

     (h) Cerner shall reimburse APACHE for its reasonable travel, lodging and meal expenses incurred in connection with APACHE support provided pursuant to Section 12.

     (i) Failure by Cerner to make any payment within 30 days of when such payments are due shall result in the imposition of an interest charge on any unpaid amount at an annual rate equivalent to the lesser of (i) 1 1/2 % per month and (ii) the highest rate allowable by law.

     (j) Cerner shall pay directly to the federal government, state or locality all sales, use, transfer or similar taxes, whether federal, state or local, however designated, with the exception of any taxes based upon the income of APACHE, which are levied or imposed by reason of this Agreement or Cerner's use, distribution or Sublicense of the APACHE Acute Care Module, regardless of whether such taxes are identified in any invoice, and Cerner shall indemnify APACHE in the event Cerner fails to pay such taxes.

7.   Reporting and Records Inspection.
     ________________________________

     (a) Within thirty (30) days of the last day of each calendar quarter Cerner shall send to APACHE a report that shall contain the following ("Report"):

          (i) the number of APACHE Acute Care Modules that were installed at Sublicensee sites and an identification of the sites;

          (ii) the name and address of all Sublicensees who have executed Sublicense agreements during that month;

          (iii) the status of existing Loaner Copies and if any new Loaner Copies are delivered, the name and address of the Prospects and date of delivery of the Loaner Copies;

          (iv)    a list of invoices issued by Cerner to
  Sublicensees for payments under Sublicenses, both new and then outstanding, including those for new purchases and for Support Fees.

     (b) Cerner shall maintain records of activities in connection with this Agreement ("Records") for so long as required by applicable law or for two (2) years after this Agreement is terminated, whichever is longer. The Records shall include but are not limited to executed Sublicense agreements, the standard Sublicense agreement and the information required for the Report. APACHE may inspect such Records or perform an audit of the relevant books and Records upon reasonable notice to Cerner for the purpose of ensuring compliance with the terms and conditions of this Agreement. Any such inspection or audit shall be conducted in such a way as to not unreasonably interfere with Cerner's business operations. Cerner will reimburse APACHE for the reasonable cost of the audit if there are unreported Sublicenses or if royalty payments due APACHE are underreported in excess of $5,000.

8.   Consulting Support for Sublicensees.
     ___________________________________

     (a) Following the request of Sublicensees, and, if required by APACHE, execution of APACHE's services agreement, APACHE will provide consulting application support to Sublicensees to assist them with interpretation and effective use of the data produced by the APACHE Acute Care Module. Sublicensees will pay APACHE's consulting fee to APACHE for these services.

     (b) When marketing and distributing the Apache Acute Care Module, Cerner will make the Sublicensee aware of APACHE applications consulting services through, for example, the delivery of APACHE marketing materials related to these services.

9.   Notices.
     _______

     (a) Although the Licensed Equations and APACHE Acute Care Module provide information that may enhance the quality of clinical reasoning and provide useful information for quality improvement and quality assurance, they are not a substitute for the professional judgment of a clinician or hospital administrator and in no event should information provided by the Licensed Equations or the APACHE Acute Care Module be the sole or primary basis for decision making or clinical reasoning.

     (b) Information generated by the Licensed Equations or the APACHE Acute Care Module should not be relied upon as the sole or primary basis for peer review or performance evaluations of physicians or other personnel who use the Licensed Equations or the APACHE Acute Care Module. While comparisons of risk predictions generated by the Licensed Equations or the APACHE Acute Care Module with actual patient outcomes may provide useful information for quality improvement and quality assurance and can suggest areas for further study, such comparisons should not be relied upon as a primary or sole basis for drawing conclusions concerning individual competence or performance.

10.  Marketing.
     _________

     (a) Cerner shall use the registered trademark APACHE name and mark when referring to the Licensed Equations or the APACHE Acute Care Module in marketing and sales materials and when otherwise referencing the products and services of APACHE, such as identifying that the severity adjustment is the registered trademark APACHE Acute Care methodology.

     (b) APACHE may use the list of and directly contact Sublicensees in regards to the products and services of APACHE. Cerner shall use its reasonable efforts to make Sublicensees aware of the availability of the products and services of APACHE and to secure Sublicensee's permission for APACHE to present such products and services to Sublicensee.

     (c) Cerner shall use its reasonable efforts to promote the APACHE Acute Care Module.

     (d) Cerner shall not make any false or misleading representations to Sublicensees, Prospects or others regarding APACHE, the Licensed Equations, Resulting Data or the Apache Acute Care Module. Cerner shall not make any representations or warranties concerning the Licensed Equations, Resulting Data or the Apache Acute Care Module other than those approved in writing by APACHE.

11.  Trademark and Copyright.
     _______________________

     (a) Each copy of the Apache Acute Care Module must include appropriate APACHE trademark and copyright notices as they appear on the copy of the APACHE Acute Care Module and any other materials provided by APACHE or as otherwise specified by APACHE and any other proprietary notice required by APACHE when referencing APACHE or APACHE's products and services. Cerner will have no rights to such marks or any ownership in such marks other than the limited, non-exclusive, non-transferable right to use the APACHE registered trademark in accordance with Section 10. APACHE shall have the right to inspect all uses by Cerner of APACHE's proprietary notices, including, without limitation, the registered trademark APACHE and all materials on which such notices appear. Cerner shall provide APACHE with samples of such materials upon APACHE's request. The APACHE Acute Care Module must be at least equal in quality to the other software products distributed by APACHE and the Cerner Supporting Software must be at least equal in quality to the other software products distributed by Cerner. APACHE will provide written notice to Cerner if APACHE discovers after such inspection that Cerner is not maintaining these quality standards and provide an opportunity to cure the defect. Failure to cure a material defect should be a default under Section 18(e)(ii).

     (b) In addition to all other proprietary rights notices or labels required by APACHE, Cerner shall affix the "restricted rights" legend prescribed by DFARS section 252.227-7013(c)(1)(ii) to each copy of the APACHE Acute Care Module (including all updates) and to each copy of the related documentation distributed to governmental entities. The restricted rights legend currently states as follows: "Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013. Manufacturers are APACHE Medical Systems, Inc. 1650 Tysons Boulevard, Suite 300, McLean, Virginia 22102-3915 and Cerner Corporation 2800 Rockcreek Parkway, Suite 601, Kansas City, MO 64117." Cerner shall maintain adequate procedures to ensure that the restrictive markings on the APACHE Acute Care Module and related documentation are consistently and properly applied and shall comply in all respects with DFARS 252.227-7018 and all other regulations applicable to the license of copies of the APACHE Acute Care Module and related documentation with restricted rights.
Cerner shall strictly and fully comply with all Federal Acquisition Regulations, as the same may be amended or supplemented from time to time, in a manner that will best protect and preserve APACHE's proprietary rights in the Licensed Equations and the APACHE Acute Care Module and shall comply with all reasonable written instructions from APACHE relating to these or any other regulations, rules or laws applicable to any of the transactions contemplated hereunder.

     (c) Cerner's use of APACHE's trademark (which term shall include, whenever used in this Agreement, all trademarks, tradename, service marks, logos, slogans and designs) shall inure to the benefit of APACHE.

     (d) Cerner shall promptly notify APACHE of all claims of infringement or misuse of APACHE's trademarks, copyrights or other intellectual property rights.

12.  APACHE and Cerner Support.
     _________________________

     (a) APACHE will provide two (2) sessions of its standard training program for Cerner to present basic knowledge, materials and training for the purpose of providing Cerner with an understanding of the scientific aspects of the Licensed Equations. APACHE will provide additional training sessions (including the training required to qualify Cerner personnel to meet their obligation under Sections 12(e)-(f)) at its current rates (attached as Exhibit D).

     (b) APACHE will provide eighty (80) hours worth of consulting support to Cerner consisting of consultations with the APACHE business, programming and statistical staff. APACHE will provide additional consulting support at its current rates (attached as Exhibit D).

     (c) APACHE will provide Cerner with updates to the APACHE Acute Care Module without charge and no less often than annually.

     (d) APACHE will provide Cerner and grants Cerner the right to Sublicense models for mortality and LOS or financial models that are derived from UB 92 data for groups of adult patients as relates to the total hospital episode, including extensions to the Acute Care Module such as the addition of new disease categories and new predicted values, such as charges, as such models are developed. Any other new models, such as models related to individual patients or specific treatment units, would be available for an additional royalty payment as agreed to by the parties.

     (e) Cerner shall provide sufficient qualified personnel to market and support the APACHE Acute Care Module. Cerner shall provide training to Sublicensees for the APACHE Acute Care Module and proper use of the Resulting Data. All Cerner trainers who provide such training to Sublicensees must be trained by APACHE. Cerner shall be responsible for installation of the APACHE Acute Care Module at Sublicensee's sites. All support, marketing and other services provided by Cerner shall be at its own expense.

     (f) Cerner will send two or three Cerner Trainers to APACHE for yearly training courses at APACHE's current rates.
These Cerner Trainers will be certified by APACHE to train other Cerner personnel to train Sublicensees.

13.  Warranty.
     ________

     (a) APACHE warrants that APACHE either owns the Licensed Equations and APACHE Acute Care Module or has the right to license the Licensed Equations and APACHE Acute Care
Module to Cerner and the Sublicensees.

     (b) APACHE warrants that, to the best of APACHE's knowledge, the use of the Licensed Equations and the APACHE Acute Care Module in accordance with this Agreement do not infringe upon any copyright, trademark or other intellectual property right of a third party.

     (c) APACHE warrants that the use and distribution of the Licensed Equations and the APACHE Acute Care Module as contemplated by this Agreement does not cause APACHE to be in breach of any agreement to which it is a party.

     (d)    Cerner warrants that Cerner owns the Application
Programs and Cerner Supporting Software.

     (e) Cerner warrants that, to the best of Cerner's knowledge, the use of the Application Programs and, Cerner
Supporting Software does not infringe upon any copyright, trademark or other intellectual property right of a third party.

     (f) Cerner warrants that the use and distribution of the Application Programs, Cerner Supporting Software, APACHE
Acute Care Module and Licensed Equations contemplated by this
Agreement does not cause Cerner to be in breach of any agreement to which it is a party.

14.  Disclaimer of Warranties.
     ________________________

     THE WARRANTIES SET FORTH IN PARAGRAPH 13 ARE THE SOLE AND EXCLUSIVE WARRANTY MADE BY APACHE AND CERNER AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED.

15.  Limitations of Liability and Exclusive Remedy.
     _____________________________________________

     (a) NEITHER PARTY SHALL BE RESPONSIBLE TO THE OTHER PARTY FOR ANY LOST PROFITS, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, TO THE EXTENT PERMITTED BY LAW, PUNITIVE OR EXEMPLARY DAMAGES) IN CONNECTION WITH THIS AGREEMENT EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     (b) APACHE's liability to Cerner for any loss whatsoever shall not exceed the amounts received by APACHE from Cerner with respect to the particular transaction which gives rise to the liability.

     (c) No action, regardless of form, arising out of or under this Agreement may be brought by either party more than one year after the cause of action accrues.

16.  Indemnification.
     _______________

     (a) Notwithstanding Sections 14 and 15 hereof, APACHE agrees to defend, indemnify and hold harmless Cerner, and its directors, officers, employees and agents, from and against all claims, losses, demands, costs, expenses, judgments, liabilities, penalties and damages including without limitation attorneys' fees and court costs ("Claims") resulting directly or indirectly from the use by any Sublicensee of the Licensed Equations, the APACHE Acute Care Module or the Resulting Data if the use of the Licensed Equations, APACHE Acute Care Module or the Resulting Data was the sole and proximate cause of the Claim and the APACHE Acute Care Module did not create Resulting Data corresponding to the Resulting Data that would have been produced if the Licensed Equations were calculated manually, provided that such failure was due exclusively to APACHE's negligence. APACHE shall conduct such defense with attorneys selected by it at its expense, and shall have sole control over the conduct of such defense. Cerner shall promptly notify APACHE of any asserted or threatened claim that may be subject to this indemnity, and shall cooperate with APACHE in conducting the defense.

     (b) Cerner and its employees and medical staff shall be solely responsible for all decisions involving use of the APACHE Acute Care Module, Licensed Equations and Resulting Data. Cerner shall defend, indemnify and hold APACHE and its subcontractors and affiliates harmless from all losses, damages, costs, and expenses, including without limitation attorneys' fees and court costs, arising from (i) the use of the Application Program, Cerner Supporting Software, APACHE Acute Care Module, Licensed Equations or Resulting Data or any work derived from any of the foregoing or any components thereof by Cerner or anyone (other than Sublicensee) who obtains the Application Program, Cerner Supporting Software, APACHE Acute Care Module, Licensed Equations or Resulting Data or any work derived from any of the foregoing or any components thereof from Cerner (other than claims covered by Section 16(c)), or (ii) any breach of any representation, warranty or covenant of Cerner under this Agreement. Cerner shall conduct such defense with attorneys selected by it at its expense, and shall have sole control over the conduct of such defense. APACHE shall promptly notify Cerner of any asserted or threatened claim that may be subject to this indemnity, and shall cooperate with Cerner in conducting the defense. Cerner's indemnity does not include claims based solely on APACHE's failure to apply generally accepted scientific principles to the scientific methodology embodied in the Licensed Equations.

     (c) Provided Cerner promptly notifies APACHE of any asserted or threatened claim that may be subject to this indemnity, and cooperates with APACHE in conducting the defense, APACHE shall defend (or in APACHE's discretion, settle), indemnify and hold Cerner harmless from all losses, damages, costs, and expenses, including without limitation attorney's fees and court costs, arising from or in connection with any third party claim of copyright, patent or trade secret infringement under United States law resulting from Cerner or a Sublicensee's use of the Licensed Equations or the APACHE Acute Care Module in accordance with this Agreement. APACHE shall conduct such defense, at its expense, with attorneys selected by it, and shall have sole control over the conduct of such defense and all settlement negotiations. APACHE shall not have any liability under this Section 16(c) if a claim of infringement is based in whole or in part upon
(i) the modification of the Licensed Equations, the APACHE Acute Care Module or Resulting Data by Cerner, Sublicensee or anyone other than APACHE or (ii) the use of the Licensed Equations or the APACHE Acute Care Module or any portion thereof, (aa) outside the scope of the license granted hereunder; (bb) in practicing any infringing process; or (cc) in a manner for which it was not designed or specified by APACHE. If, as a result of a claim of infringement for which Cerner is entitled to indemnity hereunder, APACHE is enjoined from using the Licensed Equations or the APACHE Acute Care Module or if APACHE believes that such injunction is likely or that the Licensed Equations or the APACHE Acute Care Module are likely to become the subject of a claim of infringement, APACHE may, in its sole discretion and at its expense, procure for Cerner the right to continue to use the Licensed Equations or the APACHE Acute Care Module, replace or modify the Licensed Equations or the APACHE Acute Care Module so as to make them noninfringing but capable of performing substantially the same functionality, or terminate this Agreement. If the claim of infringement affects only a portion of the Licensed Equations or the APACHE Acute Care Module, then APACHE's obligations described in the preceding two sentences shall apply only to the item(s) affected. This
Section 16(c) states the entire and exclusive obligation of APACHE to Cerner for any claim of infringement relating to the Licensed Equations or the APACHE Acute Care Module. The provisions of this Section 16(c) shall survive termination of this Agreement.

17.  Confidentiality.
     _______________

     (a) "Confidential Information" means the terms of this Agreement, each respective party's client lists and business plans, the APACHE Acute Care Module, Licensed Equations and all training materials and user materials. Confidential Information shall not include information already known to a party at the time of disclosure, as shown by the party's records, information which has been publicly disclosed in a lawful manner, or information which is rightfully received from a third party in a lawful manner. Any other disclosures of information must be protected by separately negotiated confidentiality agreements between the parties.

     (b) Each party shall hold in strict confidence and not disclose the other's Confidential Information to any third party nor use the other party's Confidential Information except in furtherance of this Agreement. Each party is responsible for ensuring the compliance of its employees with the foregoing confidentiality obligations. In the event that the FDA or other regulatory body or any court requires information from Cerner or APACHE that might reasonably fall within the above definition of Confidential Information, the party receiving the request shall notify the other in writing at least ten (10) days prior to the proposed disclosure and the party receiving the request, in consultation with the other, shall determine the appropriate steps in order to adequately safeguard Confidential Information, including, without limitation, in the case of a proceeding in a court or other tribunal, obtaining a protective order.

     (c) Each of the parties retains ownership of all right, title and interest in its Confidential Information.

18.  Term and Termination.
     ____________________

     (a) This Agreement shall begin on the effective date set forth at the end of this Agreement ("Effective Date"). The Agreement will have an "Initial Term" of five (5) years, provided that at the end of the first year and each year thereafter, APACHE may review the Agreement using its reasonable business judgment based on the criteria listed below. Such review will be called the "Annual Review". Cerner will provide to APACHE information regarding Cerner's use of the APACHE Acute Care Module and Resulting Data. The Annual Review will evaluate the following:

      (i)    whether the royalty payments or the fees in
  Section 6(f) accurately reflect Cerner's use of the Licensed Equations and APACHE Acute Care Module or any works derived from or based on the Licensed Equations or the Resulting Data. This evaluation will look at the level of use of the APACHE Acute Care Module or any works derived from or based on the Licensed Equations in Cerner products;

      (ii) whether APACHE is appropriately involved in outcomes innovations and development at Cerner. Cerner acknowledges that APACHE has unique expertise in the outcomes area and the parties intend that such expertise be utilized in connection with outcomes innovations developed at Cerner.

     (b) If APACHE is satisfied at the Annual Review this Agreement will continue until the next Annual Review until the five (5) year Initial Term has expired. After the Initial Term has expired, this Agreement will automatically renew on an annual basis unless either party provides one hundred and eighty (180) days written notice of termination before the end of the existing term.

     (c) If APACHE is not satisfied at the time of the Annual Review, based on the criteria in Section 18(a), then the following will occur:

           (i) APACHE will provide written notice to Cerner that APACHE is not satisfied according to the terms of this
  Section 18.

           (ii) the parties will in good faith renegotiate the royalty or redefine APACHE's role in the outcomes area. Negotiated terms will be implemented through a signed addendum to this Agreement and will go into effect upon execution of such addendum.

           (iii)    if the parties are unable to reach
  agreement within thirty (30) days after Cerner's receipt of APACHE's written notice, APACHE may terminate this Agreement with written notice to Cerner such that the Agreement will terminate three (3) years from the Effective Date if the Annual Review occurs at the end of the first or second year, and on the expiration of one year from the notice of termination if the Annual Review occurs at the end of the third or fourth year.

     (d) Cerner may terminate this Agreement by written notice to APACHE:

           (i) if APACHE has not delivered the deliverables defined in section 5(b) within ninety (90 days from the time frame stated in that section and such delay is caused solely by APACHE. In such case, Cerner shall be entitled to a refund of the initial royalty payment paid by Cerner to APACHE hereunder and neither party shall have any further liability under this Agreement or if APACHE is unable to refund the initial royalty payment, at Cerner's option, the refund may be a conversion to equity as described in Section 6(a).

           (ii) effective thirty (30) days after APACHE's receipt of notice, in the event that APACHE defaults on any material obligation or covenant or breaches any material representation or warranty hereunder; if APACHE has not cured such default within such thirty (30) day notice period.

     (e) APACHE may terminate this Agreement by written notice to Cerner:

           (i)    effective ten (10) days after Cerner's
  receipt of such notice, if Cerner exceeds the scope of any of the Licenses granted hereunder and does not cure the same within such ten (10) day period;

           (ii) effective thirty (30) days after Cerner's receipt of notice, in the event that Cerner (aa) fails to make any payment required under this Agreement when due, or
  (bb) defaults on any other material obligation or covenant or breaches any material representation or warranty hereunder; if Cerner has not cured such default within such thirty (30) day notice period.

     (f) Without limiting any right of termination described above, APACHE may terminate any Sublicense granted hereunder thirty (30) days after delivery of APACHE's notice to Sublicensee and Cerner if Sublicensee has exceeded the scope of the Sublicense and does not cure the same within such thirty (30) day period or Cerner does not take appropriate action against Sublicensee, as determined by APACHE in its reasonable judgment.

19.  Consequences of Termination.
     ___________________________

     (a) The Licenses granted hereunder shall automatically terminate when either APACHE or Cerner terminates this Agreement.

     (b)    Promptly after termination, Cerner shall:
           (i) discontinue use of and return to APACHE all copies of the APACHE Acute Care Module, all other materials respecting the APACHE Acute Care Module and any APACHE confidential information;

           (ii)    purge all copies of the APACHE Acute Care
  Module and all portions thereof from any storage medium or device in which Cerner may have placed such material;

           (iii) notwithstanding the above, unless the termination is for exceeding the scope of the Licenses by Cerner or a breach of Section 17 by Cerner, then Cerner may continue to use the current version of the APACHE Acute Care Module solely for the purpose of continuing technical support to Sublicensees existing at the time of termination without extension or renewal. Such continued use shall be subject to all the terms and conditions of this Agreement; and

           (iv) certify in writing to APACHE that Cerner has complied with all of its obligations under this Section
  19.

     (c) Termination of this Agreement shall not relieve Cerner of its obligations to APACHE that arose prior to termination or that survive termination, including, without limitation, its obligations to pay all moneys due and owing under this Agreement. All such amounts shall be paid no later than ten (10) days following termination.

     (d)    Termination of this Agreement shall not
automatically cause the termination of any existing
Sublicenses.

     (e) Cerner shall have the right to provide updates to the APACHE Acute Care Module to all Sublicensees for three years from execution of their respective Sublicense agreement so long as Support Fees are paid by that Sublicensee and the portion of Maintenance Fees described in section 6(c) is paid by Cerner to APACHE for that Sublicensee. This ability to obtain updates as described above shall not cease upon termination of this Agreement and APACHE shall make updates to the APACHE Acute Care Module available to Cerner as required to comply with this paragraph.

     (f) If this Agreement is terminated after the expiration of the Initial Term, Cerner will be granted one hundred and eighty days (180) to conclude its existing marketing efforts and to complete any contracts pending. However, additional marketing efforts may not commence after termination.

20.  Dispute Resolution.
     __________________

     (a) Disputes under any provision of this Agreement (including any schedules, addenda or exhibits thereto) not resolved between Cerner and APACHE within 10 days shall be resolved in accordance with the following procedures. The parties shall refer the dispute to the Chief Executive Officer of each party (or other person designated by the CEO and agreed to by both parties), who shall have authority to resolve the dispute between the parties. Such executives shall use all reasonable efforts to confer in person or by telephone within forty-eight (48) hours after referral of a dispute, and thereafter as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 10 days of referral of the dispute to such executives, the parties shall proceed in accordance with Sections 20(b)-(d). All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

     (b) If the efforts described in the preceding paragraph fail to resolve the dispute, the parties shall institute binding arbitration proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, provided that this provision shall not apply if a third party which is a necessary party to the arbitration refuses to participate. The arbitrators will have the power to award any legal or equitable remedy, including without limitation, specific performance. Arbitration will be conducted in a mutually agreeable location. Arbitration will not be a condition to a party's exercise of its termination rights under this Agreement.

     (c) Each party will have the same discovery rights as are afforded under the Federal Rules of Civil Procedure, including such discovery of third parties as is necessary to resolve the controversy. Each party shall bear its own costs (e.g., filing, attorney and expert witness fees) and shall share equally the costs of the arbitration (e.g., arbitrator, court reporter and hearing room fees). The arbitration will be conducted by three arbitrators, one of whom will be specified in writing by each party within five (5) business days of either party's receipt of the other party's demand for arbitration, and one of whom will be chosen by the other two, or, if the other two fail to choose the third within five (5) business days of their designation by the parties, by the American Arbitration Association. The arbitrators shall provide detailed, written findings of fact and conclusions of law to the parties in support of any award or decision the arbitrators make.

     (d) Notwithstanding the foregoing, either party may seek a preliminary injunction or other provision of judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 20.

21.  General.
     _______

     (a) If no due date is set forth in this Agreement or the relevant invoice, payment for goods or services rendered by APACHE in connection with this Agreement shall be made by Cerner within thirty (30) days of receipt of the relevant invoice.

     (b) The obligations of either party hereunder (other than the obligation to make any payment hereunder) shall be excused in the event of labor disturbances, riots, acts of war or terrorism, fires, power surges or power failures, governmental acts, acts of God, fires, floods, failure of third-party suppliers to deliver, or any other cause beyond the control of such party, for so long as such cause for non-performance exists.

     (c) This Agreement, including all other schedules, addenda and exhibits referenced in this Agreement, contains the entire Agreement between APACHE and Cerner concerning the subject matter hereof and supersedes all prior and contemporaneous proposals, discussions, understandings and all other agreements or representations, oral and written, between the parties relating to the subject matter hereof. Notwithstanding the above, all confidentiality agreements between the parties will remain in effect and are not superseded.

     (d) In addition to the provisions that by their terms survive, the provisions contained in Sections 2(f), 3, 15-17, 18(f), 19(b)-(c)-(d)-(e)-(f) and 20 shall survive termination of this Agreement.

     (e) All notices required by this Agreement shall be in writing, shall be effective upon receipt, and shall be delivered by (i) hand, (ii) certified mail, return receipt requested, (iii) U.S. Express Mail, (iv) overnight courier service, or (v) facsimile (confirmed by U.S. Express Mail or overnight courier service) addressed to the other party at the address or facsimile number set forth herein, or at such address or facsimile number as to which such party from time to time may give proper notice to the other party. Notices shall be deemed to have been received: if hand delivered, when so delivered; five days after deposit as certified mail; on the date scheduled for delivery if sent by courier; and on the date shown on the report generated by the sending machine if sent by facsimile. All notices shall be effective upon receipt or, if later, deemed receipt.

     (f) The parties irrevocably agree that service of process by mail as provided in Section 21(e) shall be sufficient service for personal jurisdiction of the party so served.

     (g) If any provision of this Agreement or any portion thereof is declared invalid or unenforceable, such provision shall be limited and construed so as to make it enforceable consistent with the parties' manifest intentions or, if such limitation or construction is not possible, such provision will be deemed stricken from this Agreement. In such event, all other provisions of this Agreement will remain in full force and effect, unless such enforcement would result in an injustice or be inconsistent with the purposes of this Agreement.

     (h) This Agreement may be assigned by either party only with the prior written consent of the other party, provided that no written consent is necessary if the assignment is to an entity controlled by, controlling or under common control with the party making the assignment. No consent shall be required in connection with the merger or consolidation of Cerner or the sale by Cerner of all or substantially all of its assets or the merger or consolidation of APACHE or the sale by APACHE of all or substantially all of its assets.

     (i) No waiver of any term of this Agreement shall be valid unless in a writing signed by the party against whom the waiver is sought to be enforced. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time hereafter.

     (j) Nothing in this Agreement is intended to create a relationship between APACHE and Cerner other than that of independent contractors and neither party, nor any of its employees or staff, shall be construed to be the agent, employee or representative of the other.

     (k) This Agreement may not be modified, altered or amended except by a written instrument executed by both parties.

     (l) This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of Virginia.

     (m) Cerner acknowledges that the unauthorized use or distribution of any portion of the Licensed Equations or the APACHE Acute Care Module would cause APACHE irreparable harm, and agrees that APACHE would be entitled to injunctive relief prohibiting such unauthorized use or distribution, or such breach, in addition to any other right or remedy APACHE might have in law or equity.

     (n) Each party shall execute and deliver to the other party such other documents, including, without limitation, documents of assignment, transfer or conveyance, and take such other actions as may be reasonably necessary in the discretion of the requesting party to carry out more effectively the purposes of this Agreement.



The parties have executed this Agreement by their duly authorized representatives, effective as of the date of the last to sign as set forth below:

CERNER CORPORATION                 APACHE MEDICAL SYSTEMS, INC.
2800 Rockcreek Parkway             1650 Tysons Boulevard
Suite 601                          Suite 300
Kansas City, MO  64117-2551        McLean, VA  22102
Phone No.:  (816) 221-1024         Phone No.:  (703) 847-1400
Facsimile No.: (816) 474-1742      Facsimile No.: (703) 847-1401

By:/S/Clifford W. Illig            By:/S/Gerald E. Bisbee
- - - - -----------------------------         ----------------------------------
Print Name: Clifford W. Illig      Print Name: Gerald E. Bisbee
            -----------------                  -------------------------------
Title: President                   Title: Chief Executive Officer and Chairman
       ----------------------             ------------------------------------

Date: 2/2/95                       Date: 1/31/95
      -----------------------            -------------------

                                Exhibit A
                        To the Licensing Agreement
              between APACHE Medical Systems, Inc. ("APACHE")
                     and Cerner Corporation ("Cerner")

APACHE and Cerner agree that Cerner will not sublicense the APACHE Acute Care Module to any of the following:

1.  Baylor Health Care System, Dallas, TX
2.  University of Michigan Hospitals, Ann Arbor, MI
3. The hospitals in the counties listed below, provided that ProMedica Health Systems signs an Agreement with APACHE by
July 31, 1995:

County, State

 Lenawee, MI
 Monroe, MI
 Fulton, OH
 Lucas, OH
 Ottawa, OH
 Sandusky, OH
 Erie, OH
 Huron, OH
 Crawford, OH
 Allen, OH
 Henry, OH
 Defiance, OH

                                Exhibit B
                        To the Licensing Agreement
              between APACHE Medical Systems, Inc. ("APACHE")
                     and Cerner Corporation ("Cerner")


Lab Specifications

UB92 Specifications

                                Exhibit C
                        To the Licensing Agreement
              between APACHE Medical Systems, Inc. ("APACHE")
                     and Cerner Corporation ("Cerner")

APACHE grants Cerner the right to use, distribute, demonstrate, and Sublicense the APACHE Acute Care Module in the following countries:

United States of America
United Kingdom
Canada
Australia
Germany
Puerto Rico

                                Exhibit D
                        To the Licensing Agreement
              between APACHE Medical Systems, Inc. ("APACHE")
                     and Cerner Corporation ("Cerner")

APACHE per diem rates

The following are the daily and hourly billing rates for 1994 which will be used for additional consulting support or training classes not provided for in the Licensing Agreement.
The billing rates are subject to annual changes.



     Description                  1994 Daily Rate    1994 Hourly Rate

     Dr. William Knaus                 $3,400             $425.00
     Dr. Gerald Bisbee                 $3,400             $425.00
     Project/Senior Manager            $2,100             $262.50
     Senior Research Physician         $2,100             $262.50
     Senior Biostatistician            $1,700             $212.50
     Manager                           $1,500             $187.50
     Senior Database Manager           $1,500             $187.50
     Senior Technical Personnel        $1,500             $187.50
     Senior Nurse Analyst              $1,000             $125.00
     Technical Personnel               $  700             $ 87.50

                                Exhibit E
                        To the Licensing Agreement
              between APACHE Medical Systems, Inc. ("APACHE")
                     and Cerner Corporation ("Cerner")

Operating Platforms

Digital Equipment VAX VMS
Digital Equipment Alpha VMS
RS 6000 AIX